Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080
VECTOR GROUP TO RESTATE CERTAIN PRIOR PERIODS
RESTATEMENT WILL INCREASE NET INCOME FOR THE RESTATED PERIODS,
WITH NO IMPACT ON REPORTED OPERATING INCOME OR CASH FLOWS

     MIAMI, FL, November 9, 2006 — Vector Group Ltd. (NYSE: VGR) today announced it will restate its financial results for 2004, 2005 and for the quarters ended March 31, 2006 and June 30, 2006. The restatement will correct an error in the computation of the amortization of the discount created by the embedded derivative and the beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011. The effect of the restatement will be to decrease previously reported non-cash interest expense and to increase previously reported net income by a total of approximately $8.0 million on a pre-tax basis during the affected periods. The restatement will have no effect on previously reported operating income or net reported cash flows for the restated periods. As a result of the restatement, this previously reported non-cash interest expense of approximately $8.0 million will be recognized over the remaining term of the convertible debt.
     The Company’s previously issued financial statements for 2004, 2005 and for the quarters ended March 31, 2006 and June 30, 2006 should no longer be relied upon. The Company will file an amended Form 10-K for the year ended December 31, 2005 and amended Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006 as promptly as practicable.
     As a result of the restatement, the Company has been delayed in filing its Form 10-Q for the quarter ended September 30, 2006, and will file a Form 12b-25, Notification of Late Filing, with the SEC. The Company will file the Form 10-Q for the quarter ended September 30, 2006 as promptly as practicable. The Company will conduct its regular quarterly conference call for investors after the filing of the Form 10-Q.

     Third Quarter 2006 Operating Data
     The Company today announced revenue and operating data for the three and nine months ended September 30, 2006.
     Third quarter 2006 revenues were $137.7 million, compared to revenues of $125.0 million in the third quarter of 2005. The Company recorded operating income of $25.7 million in the 2006 third quarter, compared to operating income of $20.0 million in the third quarter of 2005. The results for the three months ended September 30, 2006, when fully reported, will include an $11.5 million decrease in reported income tax expense due to the reduction of the Company’s previously established reserves as a result of its July 2006 settlement with the Internal Revenue Service.
     For the nine months ended September 30, 2006, revenues were $368.7 million, compared to $342.3 million for the first nine months of 2005. The Company recorded operating income of $68.4 million for the 2006 nine-month period, compared to operating income of $63.0 million for the 2005 period. The results for the nine months ended September 30, 2006, when fully reported, will include a non-cash charge of $14.9 million associated with the issuance in June 2006 of additional shares of common stock in connection with the conversion of $70.0 million of the Company’s 6.25% convertible notes due 2008 and the $11.5 million decrease in reported income tax expense as a result of the previously referenced July 2006 settlement with the Internal Revenue Service.
     For the three and nine months ended September 30, 2006, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $135.9 million and $363.3 million, respectively, compared to $122.7 million and $334.6 million for the three and nine months ended September 30, 2005, respectively. Operating income was $34.6 million for the third quarter of 2006 and $95.9 million for the first nine months of 2006, compared to $31.5 million and $97.7 million for the three and nine months ended September 30, 2005, respectively. The results for the three and nine months ended September 30, 2005 included a special federal quota stock liquidation assessment under the federal tobacco buyout legislation of $5.2 million.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
OPERATING DATA
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2005	2006	2005

Revenues*	$137,665	$124,965	$368,724	$342,251

Expenses:
Cost of goods sold*	88,329	77,880	230,974	202,780
Operating, selling, administrative and general expenses	23,635	27,109	69,362	76,485

Operating income	25,701	19,976	68,388	62,986

*	Revenues and Cost of goods sold include excise taxes of $48,153, $42,413, $127,956 and $112,856, respectively.